 FOR IMMEDIATE RELEASE
                                                      Contact:                     Bob Deere
                                              Chief Financial Officer
                                              (713) 860-2516

GENESIS ENERGY, L.P. REPORTS SECOND QUARTER 2010 RESULTS

Houston, Texas – August 5, 2010 – Genesis Energy, L.P. (AMEX:GEL) today announced its second quarter results.  Significant events for the quarter ended June 30, 2010 included the following items:

•
For the second quarter of 2010, we generated total Available Cash before Reserves of $26.1 million.  Available Cash for the same period in 2009 was $22.2 million.  All of our segments reported improved results from the prior year period. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash utilized in operating activities was $2.6 million for the second quarter of 2010 and net cash provided by operating activities was $15.9 million for the second quarter of 2009.

•
Net income attributable to the Partnership for the second quarter of 2010 was $14.2 million, or $0.29 per common unit, as compared to net income attributable to the Partnership of $4.5 million, or $0.13 per unit, for the second quarter of 2009.  See the Calculation of Net Income per Common Unit included in the tables at the end of this press release.

•
On June 29, 2010, we restructured our senior secured revolving credit agreement.  Our credit agreement is now a $525 million facility, with an accordion feature whereby the total credit available can be increased up to $650 million.  Among other changes, our new credit agreement includes a $75 million sublimit tranche for crude oil and petroleum products inventory and it now matures in June 2015.

•
On August 13, 2010, we will pay a total quarterly distribution of $17.8 million attributable to our financial and operational results for the second quarter of 2010, including $14.8 million payable to our common unitholders based on our quarterly distribution rate of $0.375 per unit, and $3.0 million payable to our general partner, which includes its incentive distribution amount.  Our distribution coverage ratio -- Available Cash before Reserves divided by our total distribution attributable to the second quarter -- was approximately 1.5 times.

•
Our distribution attributable to the second quarter of 2010 will be our twentieth consecutive quarter with an increase in the per unit distribution.  The quarterly distribution of $0.375 per unit represents a 2.0% increase in the distribution paid relative to the previous quarter and an approximately 8.7% increase over the year earlier period.

Grant Sims, CEO said, “As you can see from the attached, each of our segments reported improved financial performance over the 2009 period driven primarily by real increases in the demand for our products and service capabilities.  Absent a significant double-dip in economic activity, we would hope to be able to build upon these financial results as we continue to integrate our services across existing and new customers.”

Mr. Sims added, “Late in the quarter, we successfully accessed the capital markets and extended and amended our bank facility including extending the term to mid 2015, adding additional total commitments, and providing for the more efficient financing of the inventories used in our crude oil and refined products businesses.  Given our conservative credit metrics and committed financial flexibility, we hope to be opportunistic as we identify internal and external opportunities that we believe would build long-term value for the Partnership.”

Sims continued, “As we announced last week, we acquired the 51% interest in DG Marine that we did not already own for $25.5 million in cash plus $44.4 million paid to the lender group at the DG joint venture level.  We believe that such transaction, under current market conditions, can add some $2.5 million to a full quarter’s Available Cash before Reserves in future periods.”

Sims concluded, “Our employees and their commitment to always work safely, reliably and responsibly, are the real key to the Partnership’s continuing success.  We’re all very proud to have delivered the twentieth consecutive increase in our quarterly distribution.  Together, we will continue to work creatively and tirelessly to try and create value for all of our stakeholders.”

Financial Results

The primary components impacting Available Cash before Reserves (a non GAAP measure) are Segment Margin, corporate general and administrative expenses (excluding non-cash charges) and maintenance capital expenditures.

Segment Margin

Segment Margin is defined below and reconciled later in this press release to income before income taxes. For the second quarters of 2010 and 2009, Segment Margin was as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended June 30, 2010	$11,437	$16,190	$7,221	$3,001	$37,849

Three months ended June 30, 2009	$10,347	$13,190	$6,600	$2,869	$33,006

(1)
Segment Margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our equity investees.  Segment Margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of Segment Margin to income before income taxes is presented in the table at the end of this release.

Pipeline transportation Segment Margin for the second quarter of 2010 increased $1.1 million as compared to the second quarter of 2009.  Increased volumes on the Jay System combined with the effects of higher crude oil market prices on sales of pipeline loss allowance volumes and increased tariff rates effective in July 2009 were the primary factors resulting in the increase.

Refinery services Segment Margin increased from $13.2 million in the 2009 second quarter to $16.2 million in the 2010 period.  NaHS sales volumes increased more than 80% over 2009 second quarter levels.  Improvements in world-wide macroeconomic conditions positively impacted the demand for copper and molybdenum, thereby increasing NaHS demand used in mining applications. Industrial activities including the pulp and paper and tanning industries have improved, also contributing to increased NaHS demand.  Caustic soda (NaOH) sales volumes also increased over the prior year quarter reflecting improved industrial activities

Supply and logistics Segment Margin was $7.2 million in the second quarter of 2010 compared to $6.6 million in the second quarter of 2009.  Volumes of crude oil and petroleum products increased 5.1% as compared to the second quarter of 2009, although the contribution of these additional volumes was slightly mitigated by the narrowing of quality differentials and contango pricing conditions during the 2010 period.  The contribution of our barge operations to Segment Margin increased as compared to the second quarter of 2009 by approximately $0.3 million as average charter rates improved in 2010 over the low rates in the same period of 2009.  While DG Marine’s barge operations are included in Segment Margin, they are excluded from Available Cash before Reserves. Beginning in August 2010, available cash generated by DG Marine will be included in Available Cash before Reserves as a result of the acquisition of the remaining 51% interest in the joint venture.

Segment Margin from the industrial gases segment increased slightly between the quarters primarily due to an increase in volumes delivered to our customers.  Volumes increased 5.8% between the two quarterly periods as customers increased purchases in response to improving economic conditions.  The average sales price of CO2 was consistent between the quarters.

Other Components of Available Cash

Available Cash before Reserves is also affected by income taxes to be paid in cash (which did not vary significantly from the 2009 period), interest costs, and corporate general and administrative expenses (excluding non-cash charges or credits).  Additionally, our maintenance capital expenditures, net of proceeds from sales of surplus assets, are subtracted in calculating Available Cash before Reserves.  The effect of interest costs on Available Cash before Reserves was $0.5 million greater in the 2010 period due to higher debt levels.  In the second quarter of 2010, corporate general and administrative expenses (excluding non-cash items) were $0.9 million greater than in the 2009 second quarter.   This difference related primarily to an increase in personnel and other compensation related.  In the 2010 period, proceeds from idle asset disposals totaled $0.7 million more than the 2009 quarterly period.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended June 30, 2010 and 2009 is as follows:

	Three Months Ended
	June 30, 2010	June 30, 2009
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$14,238	$4,456
Depreciation and amortization	13,606	16,133
Cash received from direct financing leases not
included in income	1,038	929
Cash effects of sales of certain assets	795	52
Effects of available cash generated by equity method
investees not included in income	188	170
Cash effects of stock appreciation rights plan	(117)	(3)
Non-cash tax expense	228	627
Earnings of DG Marine in excess of distributable cash	(1,481)	(904)
Other non-cash items, net, including equity-based
compensation	(1,502)	2,222
Maintenance capital expenditures	(918)	(1,474)
Available Cash before Reserves	$26,075	$22,208

Other Components of Net Income

In addition to the factors impacting Available Cash before Reserves, net income included the effect of several non-cash charges and credits.  Depreciation and amortization expense totaled $13.6 million for the second quarter of 2010, as compared to $16.1 in the 2009 period.  The decrease in depreciation and amortization expense between the quarterly periods results from lower amortization expense on intangible assets.  We amortize our intangible assets over the period during which we expect them to contribute to cash flows.  As a result, amortization of those assets declines over their lives as we expect a greater contribution in the initial years following their acquisition.

Unrealized gains on derivative transactions that were excluded in the computation of Available Cash before Reserves totaled $1.6 million for the 2010 quarter compared to $0.3 million in the 2009 second quarter.  For the 2009 second quarter, charges for non-cash compensation for employees totaled $3.2 million as compared to $0.2 million in the 2010 period.  Most of this variation related to a compensation arrangement with our senior management team and the former owner of our general partner that was settled in the first quarter of 2010.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 8.7%.  Distributions paid over the last four quarters, and the distribution to be paid for the second quarter of 2010, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Second quarter 2010	August 2010	$0.3750
First quarter 2010	May 2010	$0.3675
Fourth quarter 2009	February 2010	$0.3600
Third quarter 2009	November 2009	$0.3525
Second quarter 2009	August 2009	$0.3450

The second quarter 2010 distribution will be paid August 13, 2010 to unitholders of record on August 3, 2010.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, August 5, 2010, at 1:00 p.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	June 30, 2010	June 30, 2009

Revenues	$456,538	$342,204
Costs of sales	417,894	309,957
General and administrative expenses	6,801	8,306
Depreciation and amortization expense	13,606	16,133
(Gain) loss from disposal of surplus assets	(62)	60
OPERATING INCOME	18,299	7,748
Equity in earnings of joint ventures	363	264
Interest expense	(3,760)	(3,373)
Income before income taxes	14,902	4,639
Income tax expense	(981)	(817)
NET INCOME	13,921	3,822
Net loss attributable to noncontrolling interests	317	634
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$14,238	$4,456

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.29	$0.13

Volume data:
Crude oil pipeline barrels per day (total)	65,795	58,535
Mississippi Pipeline System barrels per day	23,493	24,159
Jay Pipeline System barrels per day	14,400	9,307
Texas Pipeline System barrels per day	27,902	25,069
Free State CO2 System Mcf per day	133,009	134,570
NaHS dry short tons sold	38,307	20,908
NaOH (caustic soda) dry short tons sold	23,969	19,763
Crude oil and petroleum products barrels per day	50,383	47,941
CO2 sales Mcf per day	74,724	70,621

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2009

Revenues	$923,069	$595,697
Costs of sales	854,607	532,474
General and administrative expenses	13,095	17,060
Depreciation and amortization expense	27,012	31,552
Loss (gain) from disposal of surplus assets	18	(158)
OPERATING INCOME	28,337	14,769
Equity in earnings of joint ventures	545	2,170
Interest expense	(6,964)	(6,408)
Income before income taxes	21,918	10,531
Income tax expense	(1,672)	(1,408)
NET INCOME	20,246	9,123
Net loss attributable to noncontrolling interests	877	623
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$21,123	$9,746

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.36	$0.29

Volume data:
Crude oil pipeline barrels per day (total)	61,884	61,562
Mississippi Pipeline System barrels per day	23,789	24,758
Jay Pipeline System barrels per day	14,493	9,369
Texas Pipeline System barrels per day	23,602	27,435
Free State CO2 System Mcf per day	154,013	152,830
NaHS dry short tons sold	71,414	47,137
NaOH (caustic soda) dry short tons sold	45,336	36,663
Crude oil and petroleum products barrels per day	53,799	45,257
CO2 sales Mcf per day	67,847	70,229

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	June 30, 2010	December 31, 2009

ASSETS
Cash	$6,033	$4,148
Accounts receivable, net	124,801	129,865
Inventories	83,156	40,204
Other current assets	19,433	15,027
Total current assets	233,423	189,244
Property, net	274,501	284,887
CO2 contracts, net	18,129	20,105
Joint ventures and other investments	14,378	15,128
Investment in direct financing leases	170,785	173,027
Intangible assets, net	127,179	136,330
Goodwill	325,046	325,046
Other assets	11,010	4,360
Total Assets	$1,174,451	$1,148,127

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$123,035	$117,625
Accrued liabilities	22,205	23,803
Total current liabilities	145,240	141,428
Long-term debt	404,900	366,900
Deferred tax liabilities	14,639	15,167
Other liabilities	5,519	5,699
Partners' Capital:
Genesis Energy, L.P. partners' capital	581,794	595,877
Noncontrolling interests	22,359	23,056
Total partners' capital	604,153	618,933
Total Liabilities and Partners' Capital	$1,174,451	$1,148,127

Units Data:
Total common units outstanding	39,585,692	39,487,997

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended
	June 30, 2010	June 30, 2009
	(in thousands)

Segment margin	$37,849	$33,006
Corporate general and administrative expenses	(5,975)	(7,576)
Non-cash items included in corporate general and
administrative costs	315	2,785
Cash expenditures not included in EBITDA or
net income	(71)	(155)
DG Marine contribution to segment margin	(2,826)	(2,491)
Adjusted EBITDA	29,292	25,569
DG Marine contribution to segment margin	2,826	2,491
Depreciation and amortization	(13,606)	(16,133)
Net gain (loss) from disposal of surplus assets	62	(60)
Interest expense, net	(3,760)	(3,373)
Cash expenditures not included in EBITDA or
net income	71	155
Other non-cash items	17	(4,010)
Income before income taxes	$14,902	$4,639

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	June 30, 2010	June 30, 2009
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$14,238	$4,456
Less: General partner's incentive distribution
to be paid for the period	(2,642)	(1,427)
Add: Expense for Class B Membership Awards	301	2,353
Subtotal	11,897	5,382
Less: General partner 2% ownership	(238)	(108)
Income available for common unitholders	$11,659	$5,274

Denominator for basic per common unit:
Common Units	39,586	39,464

Denominator for diluted per common unit:
Common Units	39,586	39,464
Phantom Units	-	154
	39,586	39,618

Basic net income per common unit	$0.29	$0.13
Diluted net income per common unit	$0.29	$0.13

	Six Months Ended
	June 30, 2010	June 30, 2009
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$21,123	$9,746
Less: General partner's incentive distribution
to be paid for the period	(4,981)	(2,552)
Add: (Credit) Expense for Class B Membership Awards	(1,676)	4,499
Subtotal	14,466	11,693
Less: General partner 2% ownership	(289)	(234)
Income available for common unitholders	$14,177	$11,459

Denominator for basic per common unit:
Common Units	39,567	39,460

Denominator for diluted per common unit:
Common Units	39,567	39,460
Phantom Units	24	132
	39,591	39,592

Basic net income per common unit	$0.36	$0.29
Diluted net income per common unit	$0.36	$0.29

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	June 30, 2010	June 30, 2009
	(in thousands)

Net cash flows (used in) provided by operating
activities (GAAP measure)	$(2,577)	$15,909
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(918)	(1,474)
Proceeds from asset sales	857	52
Amortization of credit facility issuance
costs	(814)	(481)
Effects of available cash from equity investees not
included in operating cash flows	132	34
DG Marine earnings in excess of distributable cash	(1,481)	(904)
Other items affecting Available Cash	584	443
Net effect of changes in operating accounts not
included in calculation of Available Cash	30,292	8,629
Available Cash before Reserves (Non-GAAP measure)	$26,075	$22,208

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	June 30, 2010	June 30, 2009
	(in thousands)
Increase (Decrease) in:
Accounts receivable	$651	$11,577
Inventories	35,506	10,534
Other current assets	(1,761)	3,491
Increase in:
Accounts payable	(3,646)	(13,409)
Accrued liabilities	(458)	(3,564)
Net changes in components of operating assets
and liabilities	$30,292	$8,629

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash.

Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is a quantitative metric used by many in the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our equity investees in lieu of our equity income attributable to such equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

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